As filed with the Securities and Exchange Commission on November 21, 2016

Registration No. 333-210925

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

 ACTIVE POWER, INC.
(Exact name of registrant as specified in its charter)

Delaware	74-2961657
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
 2128 W. Braker Lane, BK 12
Austin, Texas  78758
(512) 836-6464
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James A. Powers
Chief Financial Officer and Vice President of Finance
Active Power, Inc.
2128 W. Braker Lane, BK 12
Austin, Texas  78758
(512) 836-6464
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Milam F. Newby
Vinson & Elkins L.L.P.
2801 Via Fortuna, Suite 100
Austin, TX 78746-7568
(512) 542-8400

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.                                                  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.                                                      ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-210925) (the “Registration Statement”) filed with the Securities and Exchange Commission on April 26, 2016 by Active Power, Inc., a Delaware corporation (“Registrant”), is being filed to deregister all unsold securities of Registrant that were registered under the Registration Statement.
On September 29, 2016, Registrant, Langley Holdings plc, a United Kingdom public limited company (“Langley”), and Piller USA, Inc., a Delaware corporation and a wholly owned subsidiary of Langley (“Buyer”) entered into an Asset Purchase Agreement (the “Purchase Agreement”).
The Purchase Agreement provides, among other things and subject to the terms and conditions set forth therein, that Buyer will purchase from the Company substantially all of the assets and operations of the Registrant, for a nominal purchase price plus the assumption of all indebtedness, including bank debt, liabilities and customer, employee and purchase commitments going forward (the “Acquisition”).
As a result of the Acquisition, Registrant has terminated any and all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by Registrant in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any of the Registered Securities which remain unsold at the termination of the offering, removes from registration any and all Registered Securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on November 18, 2016.

ACTIVE POWER, INC.

By:	/S/ James A. Powers
Name:	James A. Powers
Title:	Chief Financial Officer and Vice President of Finance

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933.